Exhibit 99.1

Media Contact: Phyllis McNeill

770-829-8245 Voice

phyllis.mcneill@globalpay.com

Investor Contact: Jane M. Elliott

770-829-8234 Voice

770-829-8267 Fax

investor.relations@globalpay.com

Global Payments Strengthens Leadership Team

ATLANTA, March 30, 2010 – Global Payments Inc. (NYSE: GPN), a leader in electronic payment processing services, today announced leadership enhancements to maximize the Company’s global growth opportunities.

Jeffrey S. Sloan, Managing Director, Partner and Global Head of the Financial Technology Group at Goldman, Sachs & Co., has been appointed the President of Global Payments Inc. Mr. Sloan has led Goldman Sachs’ investment banking activities for the worldwide payments industry over the last decade. Mr. Sloan will be responsible for the Company’s lines of business in North America, as well as all worldwide business development activities. He will report to Paul R. Garcia, Chairman and Chief Executive Officer and will assume his new role on June 1, 2010.

James G. Kelly will assume the role of Vice Chairman and Chief Operating Officer. Mr. Kelly will continue to report to Paul R. Garcia.

“I am very enthusiastic about adding Jeff to our team. He is a highly respected and knowledgeable leader in financial services with an unparalleled understanding of emerging trends and worldwide opportunities in the payments industry. He rounds out what I consider to be a world-class leadership team,” said Paul R. Garcia, Chairman and Chief Executive Officer.

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Europe, and the Asia-Pacific region. Global Payments offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. Visit www.globalpaymentsinc.com for more information about the Company and its services.

###